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                                                                    Exhibit 2(a)




                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            KENDLE INTERNATIONAL INC.
                      CLINICAL PHARMACOLOGIC RESEARCH, INC.
                              THOMAS S. CLARK, M.D.
                                 E. STUART CLARK
                                       AND
                                CHARLES T. CLARK



                                January 29, 2002




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                                TABLE OF CONTENTS
                                                                           PAGE

1. DEFINITIONS................................................................1


2. PURCHASE AND SALE OF ACQUIRED ASSETS.......................................7


   (a) BASIC TRANSACTION......................................................7

   (b) PURCHASE PRICE.........................................................7

   (c) NET WORKING CAPITAL ADJUSTMENT.........................................8

   (d) THE CLOSING............................................................9

   (e) DELIVERIES AT THE CLOSING..............................................9

   (f) ALLOCATION.............................................................9

3. REPRESENTATIONS AND WARRANTIES OF KENDLE..................................10


   (a) ORGANIZATION OF KENDLE................................................10

   (b) AUTHORIZATION OF TRANSACTION..........................................10

   (c) NONCONTRAVENTION......................................................10

   (d) CAPITALIZATION........................................................11

   (e) SEC REPORTS...........................................................11

   (f) BROKERS' FEES.........................................................11

4. REPRESENTATIONS AND WARRANTIES OF CPR.....................................12


   (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER......................12

   (b) CAPITALIZATION........................................................12

   (c) NONCONTRAVENTION......................................................13

   (d) BROKERS' FEES.........................................................13

   (e) TITLE TO ASSETS.......................................................13

   (f) SUBSIDIARIES..........................................................13

   (g) FINANCIAL STATEMENTS; NET WORKING CAPITAL.............................14

   (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END......................14

   (i) UNDISCLOSED LIABILITIES...............................................16

   (j) LEGAL COMPLIANCE......................................................16

   (k) TAX MATTERS...........................................................16

   (l) REAL PROPERTY.........................................................17

   (m) INTELLECTUAL PROPERTY.................................................18

   (n) TANGIBLE ASSETS.......................................................21

   (o) CONTRACTS.............................................................21




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                                      -ii-



   (p) NOTES AND ACCOUNTS RECEIVABLE.........................................22

   (q) POWERS OF ATTORNEY....................................................22

   (r) INSURANCE.............................................................23

   (s) LITIGATION............................................................23

   (t) EMPLOYEE BENEFITS.....................................................24

   (u) GUARANTIES............................................................25

   (v) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.............................25

   (w) CERTAIN BUSINESS RELATIONSHIPS WITH CPR...............................26

   (x) DISCLOSURE............................................................27

5. [INTENTIONALLY DELETED]...................................................27

6. POST-CLOSING COVENANTS....................................................27

   (a) GENERAL...............................................................27

   (b) LITIGATION SUPPORT....................................................27

   (c) TRANSITION............................................................27

   (d) CONFIDENTIALITY.......................................................28

   (e) KENDLE SHARES.........................................................28

   (f) OPENING BALANCE SHEET AUDIT...........................................28

   (g) WHITE PAPER...........................................................29

   (h) NON-COMPETITION COVENANT..............................................30

   (i) PAYMENT OF EXCLUDED LIABILITIES AND ASSURED LIABILITIES...............30

   (j) CPR CASE REPORT DOCUMENTS.............................................31

7. CONDITIONS TO OBLIGATION TO CLOSE.........................................31

   (a) CONDITIONS TO OBLIGATION OF KENDLE....................................31

   (b) CONDITIONS TO OBLIGATION OF CPR AND THE SELLERS.......................33

8. REMEDIES FOR BREACHES OF THIS AGREEMENT...................................34

   (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................34

   (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF KENDLE......................34

   (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.................35

   (d) MATTERS INVOLVING THIRD PARTIES.......................................35

   (e) DETERMINATION OF ADVERSE CONSEQUENCES.................................36

   (f) [Intentionally deleted]...............................................37

   (g) OTHER INDEMNIFICATION PROVISIONS......................................37

   (h) LIMITATIONS ON INDEMNIFICATION........................................37



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                                     -iii-


9. TAX COVENANTS.............................................................37

10. TERMINATION..............................................................38

   (a) TERMINATION OF AGREEMENT..............................................38

   (b) EFFECT OF TERMINATION.................................................39

11. MISCELLANEOUS............................................................39


   (a) NATURE OF CERTAIN OBLIGATIONS.........................................39

   (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS...............................39

   (c) NO THIRD-PARTY BENEFICIARIES..........................................39

   (d) ENTIRE AGREEMENT......................................................39

   (e) SUCCESSION AND ASSIGNMENT.............................................39

   (f) COUNTERPARTS..........................................................40

   (g) HEADINGS..............................................................40

   (h) NOTICES...............................................................40

   (i) GOVERNING LAW.........................................................41

   (j) AMENDMENTS AND WAIVERS................................................41

   (k) SEVERABILITY..........................................................41

   (l) EXPENSES..............................................................41

   (m) CONSTRUCTION..........................................................42

   (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES.....................42

   (o) SPECIFIC PERFORMANCE..................................................42

   (p) SUBMISSION TO JURISDICTION............................................42



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                                      -iv-

                                    EXHIBITS

Exhibit A -    Form of Note
Exhibit B -    Escrow Agreement
Exhibit C -    Financial Statements
Exhibit D -    Form of Consulting Agreement
Exhibit E -    Form of Non-Competition and Non-Disclosure Covenants
Exhibit F -    Form of Opinion of Counsel to Kendle
Exhibit G -    Form of Right of First Offer Agreement
Exhibit H -    Form of Investor Letter
Exhibit I -    Form of Registration Rights Agreement
Exhibit J -    Form of Opinion of Counsel to CPR

Annex I        Distribution of Purchase Price to CPR Shareholders
Annex II       Allocation of Purchase Price


Disclosure Schedule    Exceptions to Representations and Warranties
                       Concerning CPR

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 29th day of January 2002 among KENDLE INTERNATIONAL INC., an Ohio corporation ("Kendle"), CLINICAL AND PHARMACOLOGIC RESEARCH, INC., a West Virginia corporation ("CPR"), THOMAS S. CLARK, M.D. ("TC"), CHARLES T. CLARK ("CC"), and E. STUART CLARK ("EC") (TC, CC, and EC, collectively, the "Sellers"). Kendle, CPR and the Sellers are referred to herein collectively as the "Parties".

                                R E C I T A L S:
                                 ---------------

         A. The Sellers, together with certain other shareholders of CPR, own all of the issued and outstanding capital stock of CPR.

         B. This Agreement contemplates a transaction in which Kendle will purchase from CPR and CPR will sell to Kendle, substantially all of the assets of CPR and Kendle will assume certain obligations of CPR in return for cash, promissory notes convertible into Kendle Shares and Kendle Shares.

         NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements herein made, the Parties agree as follows:

         1. DEFINITIONS.

         "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of CPR, including all of its: (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets); (b) tangible personal property (such as machinery, office equipment, inventories of raw materials and supplies, furniture, automobiles, trucks, and other materials); (c) Intellectual Property, including the names "CPR" and "Clinical and Pharmacologic Research", goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;
(d) leases, subleases and rights thereunder; (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements and rights thereunder including, but not limited to, all agreements and arrangements with Mylan; (f) accounts, notes executed in favor of CPR and other receivables; (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment; (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies; and (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; PROVIDED, however, that the Acquired Assets shall not include any Excluded Asset.



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                                      -2-


         "ADVERSE CONSEQUENCES" means all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, losses, expenses and fees, including (without limitation) court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code sec. 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "ASSUMED LIABILITIES" means (a) all Liabilities of CPR set forth in the Most Recent Balance Sheet, (b) all Liabilities of CPR which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (other than any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, and (c) all obligations of CPR under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (x) to furnish goods, services, and other non-cash benefits to another party after the Closing or (y) to pay for goods, services, and other non-cash benefits that another party will furnish to it after the Closing; PROVIDED, however, that the Assumed Liabilities shall not include any Excluded Liability.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "CASH COMPONENT" has the meaning set forth in sec. 2(b)(ii) below.

         "CLOSING" has the meaning set forth in sec. 2(d) below.

         "CLOSING DATE" has the meaning set forth in sec. 2(d) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code sec. 4980B.

         "CPRC" means CPR Communications, Inc., a West Virginia corporation.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of CPR that, as of the date hereof, is not generally available to the public.

         "CONTROLLED GROUP" has the meaning set forth in Code sec. 1563.

         "CPR" has the meaning set forth in the first recital above.



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                                      -3-


         "CPR SHARE" means any share of the common stock, par value $.05 per share, of CPR.

         "DISCLOSURE SCHEDULE" has the meaning set forth in sec. 4 below.

         "EMPLOYEE BENEFIT PLAN" means any: (a) nonqualified deferred compensation or retirement plan or arrangement or any severance, stock option, incentive, bonus or fringe benefit plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA sec. 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA sec. 3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with CPR for purposes of Code sec. 414.

         "ESCROW AGREEMENT" has the meaning set forth in sec. 2(b)(ii) below.

         "EXCLUDED ASSETS" means (i) rights in and with respect to the assets associated with the Employee Benefit Plans; (ii) any claims, causes of action, counterclaims, setoffs or defenses CPR may have with respect to any Excluded Liability; (iii) any CPR corporate-level sponsorships, programs and literature for the benefit of CPR's organization and businesses generally; (iv) any rights with respect to insurance policies; (v) Tax refunds, rights of recovery relating to Taxes and rights of recoupment relating to Taxes; (vi) any of the rights of CPR under this Agreement (or under any other agreement between CPR on the one hand and Kendle on the other hand entered into on or after the date of this Agreement); (vii) any vehicle leases entered into by or on behalf of CPR, the Sellers or any CPR Shareholders in effect as of the date of this Agreement;
(viii) any securities, limited liability company interests (including interests in SMT,



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                                      -4-


LLC), ownership interest or right to acquire any equity interest in any other Person; (ix) any contracts or agreements between CPR and any Affiliate thereof, including CPRC; (x) the notes receivable from William Carrington, Kim Johnson and Yolanda Williams; (xi) the personal computer equipment of CPR that has been maintained by the Sellers at their residences prior to the date of this Agreement and the other personal items set forth on sec. 7(a) of the Disclosure Schedule; (xii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of CPR as a corporation; and (xiii) any of the rights of CPR under this Agreement (or under any side agreement between CPR and Kendle entered into on or after the date of this Agreement).

         "EXCLUDED LIABILITIES" means (i) any Liability of CPR for Taxes (with respect to the Acquired Assets or otherwise) for periods ending on, prior to, or (for the portion of such taxable period ending at the close of business on the day prior to the Closing Date) including, the close of business on the day prior to the Closing Date; (ii) any Liability for transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated hereby; (iii) any Liability of CPR for the unpaid Taxes of any Person under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (iv) any obligation of CPR to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any Person or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise); (v) any Liability for any litigation or proceeding pending against CPR (with respect to the Acquired Assets or otherwise) on the Closing Date; (vi) any Liability of CPR for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (vii) any Liability arising from or relating to the employment, or termination of employment of any Person by CPR, of any individual, including, but not limited to, any Liability under any Employee Benefit Plan; (viii) any Liability or obligation of CPR under this Agreement (or under any other agreement between CPR and Kendle entered into on or after the date of this Agreement); (ix) any Liabilities, claims or actions alleging or relating to any tort, product liability, warranty, Environmental, Health and Safety Requirements or Taxes of CPR or the Acquired Assets or for breach of contract or otherwise seeking damages and relating to the ownership or leasing of the Acquired Assets prior to the Closing and Liabilities, claims or actions relating to properties or operations of CPR except to the extent specifically included in the Assumed Liabilities; (x) any Liability relating to any of the Excluded Assets; (xi) any Liability relating to any notes or other indebtedness between CPR, on the one hand, and any Affiliate, employee or consultant of CPR, on the other hand; (xii) any Liability related to any payroll or other payment for services provided by CPR employees or other Persons on behalf of CPRC, Seneca Way Horse Farm or any Person other than CPR, or (xiii) all other Liabilities which are not expressly assumed by Kendle pursuant to this Agreement.



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                                      -5-


         "FIDUCIARY" has the meaning set forth in ERISA sec. 3(21).

         "FINANCIAL STATEMENT" has the meaning set forth in sec. 4(g) below.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "INDEMNIFIED PARTY" has the meaning set forth in sec. 8(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in sec. 8(d) below.

         "INTELLECTUAL PROPERTY" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith;
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "KENDLE" has the meaning set forth in the preface above.

         "KENDLE SHARES" means shares of Kendle common stock, no par value.

         "KNOWLEDGE" means, with respect to CPR and/or the Sellers or any of the Sellers, actual personal knowledge of any of the Sellers, J. Hiller Hardie and Yolanda F. Williams after reasonable investigation.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

         "MARKET VALUE" has the meaning set forth in sec. 2(b) below.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.



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                                      -6-


         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in sec. 4(g) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in sec. 4(g) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in sec. 4(g) below.

         "MYLAN" means Mylan Laboratories, Inc., a Pennsylvania corporation.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA sec. 3(37).

         "NOTE" has the meaning set forth in sec. 2(b)(ii) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA sec. 406 and Code sec. 4975.

         "PURCHASE PRICE" has the meaning set forth in sec. 2(b) below.

         "REPORTABLE EVENT" has the meaning set forth in ERISA sec. 4043.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than: (a) mechanic's, materialmen's, and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLERS" has the meaning set forth in the preface above and "Seller" shall mean any of such persons.


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                                      -7-


         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in sec. 8(d) below.

         "TRANSACTION DOCUMENTS" means, collectively, the Note, Escrow Agreement, Registration Rights Agreement any other documents described in this Agreement as necessary for the consummation of the transactions contemplated by this Agreement.

         2. PURCHASE AND SALE OF ACQUIRED ASSETS.

         (a) BASIC TRANSACTION.

         On and subject to the terms and conditions of this Agreement, Kendle agrees to purchase CPR and CPR agrees to sell, transfer, convey and deliver to Kendle, all of the Acquired Assets at the Closing for the consideration specified below in this sec. 2. On and subject to the terms and conditions of this Agreement, Kendle agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Kendle will not assume or have any responsibility, however, with respect to any other obligation or Liability of CPR not included within the definition of Assumed Liabilities including, but not limited to, the Excluded Liabilities.

         (b) PURCHASE PRICE.

               (i) At the Closing, the Buyer shall pay to CPR an aggregate purchase price of approximately Twenty Million Dollars ($20,000,000) (the "Purchase Price"). Depending on the "Market Value" (as defined hereinafter) of the "Total Shares" (as defined hereinafter), the Purchase Price will be no less than Eighteen Million Five Hundred Thousand Dollars ($18,500,000) and no more than Twenty One Million Two Hundred Thousand Dollars ($21,200,000).

               (ii) Eight Million Dollars ($8,000,000) of the Purchase Price shall be paid in cash at the Closing (the "Cash Component"). Half of the Purchase Price remaining after payment of the Cash Component shall be paid by the delivery by Kendle to CPR of a subordinated promissory note convertible into Kendle Shares in the form attached hereto and incorporated herein as Exhibit A
       (the "Note"). The Kendle Shares issuable upon conversion of the Note are hereinafter referenced to as the "Convertible Shares." The other half of the Purchase Price remaining after payment of the Cash Component shall be paid to CPR in Kendle Shares, valued at the "Market Value." The Kendle Shares issuable to CPR at the Closing are hereinafter referenced to as the "Closing Shares." Together, the Convertible Shares and the Closing Shares are referenced to hereinafter as the "Total Shares." Of the Closing Shares, Kendle Shares having, in the aggregate, a Market Value of One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid at the Closing to Fifth Third Bank, as escrow agent under the Escrow Agreement in the form attached hereto and incorporated herein as Exhibit B (the "Escrow Agreement").

               (iii) The "Market Value" of Kendle Share Consideration shall be the historical average of the NASDAQ National Market system closing bid price for a share of Kendle common stock during the twenty (20) trading days beginning twenty five (25) trading days immediately preceding the Closing.

               (iv) If the "Market Value" of a Kendle Share is equal to or greater than Sixteen Dollars ($16.00) per Kendle Share but less than Twenty Dollars ($20.00) per Kendle Share, the number of Kendle Shares comprising the Total Shares shall be calculated as follows:
       $12,000,000/Market Value per Kendle Share. If the "Market Value" of a Kendle Share is equal to or greater than Twenty Dollars ($20.00) per Kendle Share but less than Twenty Two Dollars ($22.00) per Kendle Share, the number of Kendle Shares comprising the Total Shares shall be Six Hundred Thousand (600,000). If the "Market Value" of a Kendle Share is equal to or greater than Twenty Two Dollars ($22.00) per Kendle Share, the number of Kendle Shares comprising the Total Shares shall be calculated as follows: $13,200,000/Market Value per Kendle Share.

               (v) If the "Market Value" of a Kendle Share is equal to or greater than Fourteen Dollars ($14.00) per Kendle Share but less than Sixteen Dollars ($16.00) per Kendle Share, the number of Kendle Shares comprising the Total Shares shall be Seven Hundred Fifty Thousand (750,000). If the "Market Value" of a Kendle Share is less than Fourteen Dollars ($14.00) per Kendle Share, Kendle and CPR shall attempt to renegotiate the Purchase Price in good faith but either Kendle or CPR shall have the right to terminate this Agreement without liability if agreement on the renegotiated Purchase Price is not reached after five
       (5) business days of such good faith negotiations.

               (vi) The Parties contemplate that within thirty (30) days after the Closing, CPR will distribute the Purchase Price to its shareholders in the amounts and allocations set forth on Annex I hereto.

         (c) NET WORKING CAPITAL ADJUSTMENT.

         The Purchase Price shall be adjusted on a dollar-for-dollar basis by the extent to which the "Net Working Capital" (as defined hereinafter) of CPR as of the Closing either exceeds or is less than Six Hundred Twenty Five Thousand Dollars ($625,000) in accordance with Section 6(f). As used in this Agreement, "Net Working Capital" shall mean current assets (as defined by GAAP) that are included in the definition of "Acquired Assets" less current liabilities (as defined by GAAP) that are included in the definition of "Assumed Liabilities" calculated in accordance with GAAP and the principles set forth on Schedule 2(c) attached hereto and incorporated herein. The resulting number shall then be adjusted by subtracting Deferred Charges (as that term is defined in the Most Recent Financial Statements), adding Deferred Revenue (as that term is defined in the Most Recent Financial Statements) and subtracting One Hundred Twenty Five Thousand Dollars ($125,000). To the extent that a downward adjustment to the Purchase Price is made under this sec. 2(c) and in accordance with Section 6(f), Kendle shall not be entitled to a second recovery due to any breach of sec. 4(g) arising out of the same facts.

         (d) THE CLOSING.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, commencing at 9:00 a.m., local time on the date hereof or such other date as Kendle and CPR may mutually determine (the "Closing Date").

         (e) DELIVERIES AT THE CLOSING.

         At the Closing, (i) CPR will deliver to Kendle the various certificates, instruments and documents referred to in sec. 7(a) below, (ii) Kendle will deliver to CPR the various certificates, instruments and documents referred to in sec. 7(b) below, (iii) CPR shall deliver to Kendle assignments and other transfer documents (including real property and Intellectual Property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment as Kendle and its counsel reasonably may request, and (iv) Kendle will deliver to CPR the consideration specified in sec. 2(b) above.

         (f) ALLOCATION.

         The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes in accordance with Annex II hereto.

                  (i) Kendle and CPR agree that Kendle and CPR shall allocate the sum of the Purchase Price and the Assumed Liabilities among the Acquired Assets and the covenant not to compete (set forth in sec. 6(h) of this Agreement) as of the Closing Date, in accordance with Annex II,
         Section 1060 of the Code and the regulations promulgated thereunder.

                  (ii) Kendle and CPR shall timely file with the appropriate tax authorities the IRS Form 8594 and shall use the allocation set forth in Annex II in the preparation of IRS Form 8594 and of all Tax Returns (including any attachments thereto) and for all other tax purposes. In the event any party hereto receives notice of an audit in respect of the allocation of the Purchase Price, and Assumed Liabilities specified herein, such party shall notify the other party in writing as to the date and subject of such audit as promptly as reasonably practicable.

                  (iii) If any Tax Return filed by Kendle or CPR relating to the transactions contemplated hereby is challenged by the tax authority with which such Tax Return was filed on the basis of the allocation set forth in Annex II as finally adjusted, the filing party shall assert in good faith the validity and correctness of such allocation. If any such Tax Return is challenged as herein described, the party filing such Tax Return shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of such party with respect thereto.

         3. REPRESENTATIONS AND WARRANTIES OF KENDLE.

         Kendle represents and warrants to CPR that the statements contained in this sec. 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this sec. 3).

         (a) ORGANIZATION OF KENDLE.

         Kendle is a corporation organized, validly existing and in good standing under the laws of the State of Ohio.

         (b) AUTHORIZATION OF TRANSACTION.

         Kendle has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Kendle, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies. Assuming the truth and correctness of CPR's statements in this Agreement, Kendle need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) NONCONTRAVENTION.

         Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kendle is subject or any provision of its charter or bylaws; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Kendle is bound or to which any of its assets is subject.

         (d) CAPITALIZATION.

         Kendle's authorized equity securities consist of Forty Five Million (45,000,000) shares of common stock, no par value per share, and One Hundred Thousand (100,000) shares of undesignated preferred stock, no par value per share. On August 13, 1999, the Board of Directors of Kendle declared a dividend of one right ("Right") for each outstanding share of Kendle common stock and Kendle entered into the Shareholder Rights Agreement between Kendle and Fifth Third Bank, as Rights Agent (the "Shareholder Rights Agreement"). The description and terms of the Rights are set forth in the Shareholder Rights Agreement and Kendle's Form 8-A filing on September 7, 1999 with the SEC (defined below). As of December 1, 2001, Twelve Million Three Hundred Ninety One Thousand Two Hundred Sixty Six (12,391,266) shares of common stock were issued and outstanding, Seventeen Thousand Two Hundred Eighty (17,280) shares of common stock were held in treasury and, other than any securities that may deemed to be outstanding in connection with the Rights and the Shareholder Rights Agreement, no shares of undesignated preferred stock were issued and outstanding. The Kendle Shares to be received by CPR in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable shares of common stock free of any claim of preemptive rights and free and clear of any and all Encumbrances other than restrictions on transfer imposed by federal and state securities laws and regulations.

         (e) SEC REPORTS.

         Kendle has timely filed with the Securities and Exchange Commission ("SEC") all materials and documents required to be filed by it under the Securities Exchange Act of 1934 (the "Exchange Act"). All the materials and documents filed with the SEC by Kendle since January 1, 1999 are hereinafter referred to as the "Kendle SEC Reports." The Kendle SEC Reports, copies of which have been delivered to the Sellers, are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such Kendle SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the Kendle SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of Kendle and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

         (f) BROKERS' FEES.

         Kendle has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which CPR could become liable or obligated.

         4. REPRESENTATIONS AND WARRANTIES OF CPR.

         CPR represents and warrants to Kendle that the statements contained in this sec. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this sec. 4), except as set forth in the disclosure schedule delivered by CPR to Kendle on the date hereof and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this sec. 4. CPR represents and warrants to Kendle that the Disclosure Schedule and this Agreement have been reviewed by all of the Sellers and all of the shareholders of CPR (the "CPR Shareholders") prior to the date hereof and none of the Sellers or CPR Shareholders have brought to the attention of any of the Sellers or CPR any fact or circumstance required to be disclosed in the Disclosure Schedule that has not been disclosed.

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.

         CPR is a corporation organized, validly existing and in good standing (or the local law equivalent) under the laws of West Virginia. CPR is duly authorized to conduct business and is in good standing (or local law equivalent) under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified and in good standing (or the local law equivalent) would not have a material adverse effect on CPR. CPR has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. sec. 4(a) of the Disclosure Schedule lists the directors and officers of CPR as of the date hereof. CPR has delivered to Kendle correct and complete copies of the charter and bylaws of CPR (as amended to date). The minute books (containing the records of meetings of the stockholders and the board of directors, and any committees of the board of directors) of CPR are correct and complete in all material respects. The stock certificate books and the stock record books of CPR are true, correct and complete. CPR is not in default under or in violation of any provision of its charter or bylaws. CPR has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of CPR and CPR's shareholders have duly authorized the execution, delivery and performance of this Agreement and the Transaction Documents by CPR. This Agreement and the Transaction Documents constitute valid and legally binding obligations of CPR, enforceable in accordance with their terms and conditions.

         (b) CAPITALIZATION.

         The authorized capital stock of CPR consists of One Hundred Thousand (100,000) CPR Shares, of which Twenty Three Thousand Five Hundred Twenty Nine (23,529)

CPR Shares are issued and outstanding and no CPR Shares are held in treasury. All of the issued and outstanding CPR Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Persons as set forth in sec. 4(b) of the Disclosure Schedule. Except for the options issued and outstanding under the CPR 2000 Stock Incentive Plan further described in the Disclosure Schedules, which will be exercised in full prior to Closing, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CPR to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CPR. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CPR.

         (c) NONCONTRAVENTION.

         Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CPR is subject or any provision of the charter or bylaws of CPR; or (ii) except for which waivers or consents have been obtained or notices have been provided, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which CPR is a party or by which it is bound or to which its assets is subject (or result in the imposition of any Security Interest upon any of its assets). CPR is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for it to consummate the transactions contemplated by this Agreement.

         (d) BROKERS' FEES.

         Except as set forth in the Disclosure Schedule, CPR has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) TITLE TO ASSETS.

         CPR has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) SUBSIDIARIES.

         CPR has no Subsidiaries.

         (g) FINANCIAL STATEMENTS; NET WORKING CAPITAL.

         Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income and changes in stockholders' equity as of and for the fiscal years ended December 31, 1998, December 31, 1999 for CPR; and (ii) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") for the year ended December 31, 2000 (the "Most Recent Fiscal Year End") and as of and for the nine (9) months ended September 30, 2001 (the "Most Recent Fiscal Month End") for CPR. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the items described in (i) above were not prepared using the completed contract accounting method), present fairly in all material respects the financial condition of CPR as of such dates and the results of operations of CPR for such periods, are correct and complete and are consistent with the books and records of CPR (which books and records are correct and complete in all material respects). None of the Sellers have any Knowledge of any material fact or circumstance that invalidates or makes unreasonable any of the assumptions upon which the anticipated expenses contained in the financial projections for the period from Closing to December 31, 2002 set forth in sec. 4(g) of the Disclosure Schedule were based; PROVIDED, however, that the Sellers make no representation as to the effect, if any, on such assumptions caused by or arising out of market conditions, or economic or political developments (including changes in laws) applicable to businesses similar to CPR's business generally. The Net Working Capital of CPR as of the Closing shall not be less than Six Hundred Twenty Five Thousand Dollars ($625,000).

         (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.

         Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of CPR. Without limiting the generality of the foregoing, since that date, except as set forth in the Disclosure Schedule:

                  (i) CPR has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) CPR has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                  (iii) no party (including CPR) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than Twenty Five Thousand Dollars ($25,000) to which CPR is a party or by which it is bound;

                  (iv) CPR has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) CPR has not made any capital expenditure (or series of related capital expenditures) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                  (vi) CPR has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                  (vii) CPR has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than Twenty Five Thousand Dollars ($25,000) singly or Fifty Thousand Dollars ($50,000) in the aggregate;

                  (viii) CPR has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) CPR has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than Twenty Five Thousand Dollars ($25,000) or outside the Ordinary Course of Business;

                  (x) CPR has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of CPR;

                  (xii) CPR has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) other than a distribution to the Sellers prior to the Closing as described in the Disclosure Schedule, which shall be subject to the last sentence of sec. 4(g) hereof (the "Permitted Pre-Closing Distribution"), CPR has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) CPR has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) CPR has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the Ordinary Course of Business;

                  (xvi) CPR has not entered into any written employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement;

                  (xvii) CPR has not granted any increase in the base compensation of any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (xviii) CPR has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) CPR has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                  (xx) CPR has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) to the Sellers' Knowledge, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside of the Ordinary Course of Business involving CPR; and

                  (xxii) CPR has not committed to any of the foregoing.

               (i) UNDISCLOSED LIABILITIES.

               CPR has no Liability except for: (i) Liabilities set forth in the Most Recent Balance Sheet; and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

               (j) LEGAL COMPLIANCE.

               CPR has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or, to any Seller's Knowledge, commenced against CPR alleging any failure so to comply.

               (k) TAX MATTERS.

                  (i) CPR has filed all Tax Returns and all Forms 1099 that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by CPR (whether or not shown on any Tax Return) have been paid or been provided for. CPR has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. CPR currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where CPR does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of CPR that arose in connection with any failure (or alleged failure) to pay any Taxes that were due prior to Closing.

                  (ii) CPR does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. To the Sellers' Knowledge, there is no dispute or claim concerning any Tax Liability of CPR either (A) claimed or raised by any authority in writing delivered to CPR or its tax preparer or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of CPR and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. CPR has delivered to Kendle correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed against or agreed to by CPR since January 1, 1998.

                  (iii) CPR has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (l) REAL PROPERTY.

                  (i) CPR owns no real property.

                  (ii) sec. 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to CPR. CPR has delivered to Kendle correct and complete copies of the leases and subleases listed in sec. 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in sec. 4(l)(ii) of the Disclosure Schedule:

                           (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                           (B) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (C) CPR is not in breach or default of the lease or
                  sublease, and no event under CPR's control has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (D) to the Knowledge of any of the Sellers no party
                  to the lease or sublease other than CPR is in breach or default, and no event under the control of a party other than CPR has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (E) CPR has not repudiated any provision of the lease
                  or sublease;

                           (F) to the Knowledge of any of the Sellers, no party
                  to the lease or sublease other than CPR has repudiated any provision thereof;

                           (G) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (H) with respect to each sublease, the
                  representations and warranties set forth in subsections (A) through (G) above are true and correct in all material respects with respect to the underlying lease;

                           (I) CPR has not assigned, transferred, conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (J) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations;

                           (K) all facilities leased or subleased thereunder are
                  supplied with utilities and other services reasonably necessary for the operation of said facilities in accordance with past practice; and,

                           (L) the owner of the facility leased or subleased has
                  good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

                  (m) INTELLECTUAL PROPERTY.

                      (i) CPR owns or has the right to use pursuant to license, sublicense, agreement or permission all material Intellectual Property necessary for the operation of its business as presently conducted. Each item of Intellectual Property owned or used by CPR immediately prior to the Closing hereunder will be owned or available for use by CPR on identical terms and conditions immediately subsequent to the Closing hereunder. CPR has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) To the Sellers' Knowledge, CPR has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. CPR has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that CPR must license or refrain from using any Intellectual Property rights of any third party). To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of CPR.

                  (iii) Sec. 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to CPR with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which CPR has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission which CPR has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). CPR has delivered to Kendle correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Kendle correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.sec. 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by CPR in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in sec. 4(m)(iii) of the Disclosure Schedule:

                           (A) CPR possess all right, title, and interest in and
                  to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of CPR, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) CPR has not agreed to indemnify any Person for or
                  against any interference, infringement, misappropriation or other conflict with respect to the item.

                  (iv) sec. 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that CPR uses pursuant to license, sublicense, agreement, or permission. CPR has made available to Kendle correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in sec. 4(m)(iv) of the Disclosure Schedule:

                           (A) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (B) the license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in sec. 2 above);

                           (C) CPR is not in breach or default of the license,
                  sublicense, agreement or permission, and no event under CPR's control has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (D) to the Knowledge of any of the Sellers, no party
                  to the license, sublicense, agreement or permission other than CPR is in breach or default and no event under the control of a party other than CPR has occurred which, with notice or lapse of time, would constitute a breach or default on permit termination, modification or acceleration thereunder;

                           (E) CPR has not repudiated any provision of the
                  license, sublicense, agreement or permission; to the Knowledge of any of the Sellers, no party to the license, sublicense, agreement, or permission other than CPR has repudiated any provision thereof;

                           (F) with respect to each sublicense, the
                  representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying license;

                           (G) the underlying item of Intellectual Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (H) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of CPR, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (I) CPR has not granted any sublicense or similar
                  right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Sellers' Knowledge, CPR will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                  (vi) None of the Sellers have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of CPR.

         (n) TANGIBLE ASSETS.

         CPR owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (o) CONTRACTS.

         Sec. 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which CPR is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Twenty Five Thousand Dollars ($25,000) per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to CPR, or involve consideration in excess of Twenty Five Thousand Dollars ($25,000);

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Twenty Five Thousand Dollars ($25,000) or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality pursuant to which CPR is obligated to keep a third party's Confidential Information confidential or noncompetition;

                  (vi) any agreement with any of the Sellers or Affiliates of the Sellers (other than CPR);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of current or former directors, officers and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Twenty Five Thousand Dollars ($25,000) or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of CPR; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Twenty Five Thousand Dollars ($25,000).

The Sellers have delivered to Kendle a correct and complete copy of each written agreement listed in sec. 4(o) of the Disclosure Schedule (as amended to date). With respect to each such agreement listed in sec. 4(o) of the Disclosure
Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) CPR is not in breach or default under the agreement, and no event under CPR's control has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement; (D) to the Knowledge of any of the Sellers, no party to the agreement other than CPR is in breach or default under the agreement, and no event under the control of any party other than CPR has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the agreement; (E) CPR has not repudiated any provision of the agreement; and (F) to the Knowledge of any of the Sellers, no party other than CPR has repudiated any provision of the agreement. Mylan has not orally or in writing repudiated or threatened to repudiate any provision of any written or oral agreement between CPR and Mylan. None of the Sellers have any Knowledge of any fact or circumstance he may reasonably believe will result in the breach, threatened breach, termination or threatened termination of any written or oral agreement between CPR and Mylan.

         (p) NOTES AND ACCOUNTS RECEIVABLE.

         All notes and accounts receivable of CPR are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current, and are expected to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice.

         (q) POWERS OF ATTORNEY.

         There are no outstanding powers of attorney executed on behalf of CPR, other than the power of attorney held by Deloitte & Touche to discuss tax matters with IRS representatives.

         (r) INSURANCE.

         Sec. 4(r) of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which CPR currently is a party, a named insured, or otherwise the beneficiary of coverage:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) CPR is not in breach or default (including with respect to the payment of premiums or the giving of notices) under the policy, and no event under CPR's control has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the policy; (D) to the Knowledge of any of the Sellers, no party to the policy other than CPR is in breach or default (including with respect to the payment of premiums or the giving of notices) under the policy, and no event under the control of any party other than CPR has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the policy; (E) CPR has not repudiated any provision of any policy; and (F) to the Knowledge of any of the Sellers, no party other than CPR has repudiated any provision of any policy. CPR has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. sec. 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting CPR.

         (s) LITIGATION.

         Sec. 4(s) of the Disclosure Schedule sets forth each instance in which CPR (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in sec. 4(s) of the Disclosure Schedule could reasonably be expected to result in any material adverse change in the business, financial condition, operations or results of operations, or future prospects of CPR. The Sellers have no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against CPR.

         (t) EMPLOYEE BENEFITS.

               (i) Sec. 4(t) of the Disclosure Schedule lists each Employee Benefit Plan that CPR maintains or to which CPR contributes or has any obligation to contribute.

                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

                  (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of CPR. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (C) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code sec. 401(a), has received a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and none of the Sellers are aware of any facts or circumstances that could result in the revocation of such determination letter.

                  (D) CPR has delivered to Kendle correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

               (ii) With respect to each Employee Benefit Plan that CPR and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  (A) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or , to the Knowledge of any of the Sellers, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of CPR has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (B) CPR has not incurred any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA sec. 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iii) CPR does not contribute to, has never contributed to, or has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA sec. 4201) under any Multiemployer Plan.

               (iv) CPR does not maintain or contribute, never has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

         (u) GUARANTIES.

         CPR is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         (v) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

               (i) CPR has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

               (ii) Without limiting the generality of the foregoing, CPR has obtained and complied in all material respects with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

               (iii) Except as set forth on the Disclosure Schedule, CPR has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to its facilities arising under Environmental, Health, and Safety Requirements.

               (iv) None of the following exists at any property or facility owned or operated as of the date of this Agreement by CPR: (1) underground storage tanks, (2) asbestos-containing material in any form or condition,
     (3) materials or equipment containing polychlorinated biphenyls or (4) landfills, surface impoundments or disposal areas.

               (v) With respect to any facilities CPR owns or occupies as of the date of this Agreement, CPR has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

               (vi) To the Sellers' Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (vii) To the Sellers' Knowledge, no facts, events or conditions relating to the present facilities, properties or operations of CPR will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (w) CERTAIN BUSINESS RELATIONSHIPS WITH CPR.

               Except as set forth on the Disclosure Schedule, none of the Sellers or CPRC is directly or indirectly interested in any material contract or informal arrangement with CPR, except for services as an officer, director and employee of CPR, and none of the Sellers or CPRC owns any asset, tangible or intangible, which is used in the business of CPR.

               (x) DISCLOSURE.

               The representations and warranties contained in this sec. 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this sec. 4 not misleading.

         5. [Intentionally Deleted]


         6. POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL.

         In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under sec. 8 below).

         (b) LITIGATION SUPPORT.

         In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving CPR, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under sec. 8 below).

         (c) TRANSITION.

         Neither CPR nor any Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of CPR from maintaining the same business relationships with Kendle after the Closing as it maintained with CPR prior to the Closing. Each Seller and CPR will refer to Kendle all customer inquiries relating to the business of CPR from and after the Closing.

         (d) CONFIDENTIALITY.

         Each of the Sellers and CPR will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Kendle or destroy, at the request and option of Kendle, all tangible embodiments (and all copies) of the Confidential Information which are in its or his possession. In the event that CPR or any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or CPR, as the case may be, will notify Kendle promptly of the request or requirement so that Kendle may seek an appropriate protective order or waive compliance with the provisions of this sec. 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or CPR, as the case may be, is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or CPR, as the case may be, may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such Seller or CPR, as the case may be, shall use his or her reasonable best efforts to obtain, at the reasonable request of Kendle, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Kendle shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (e) KENDLE SHARES.

         Each Kendle Share will be imprinted with a legend substantially in the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _____, 2002, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS OR (b) AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Each holder desiring to transfer Kendle Shares first must furnish Kendle with a written opinion reasonably satisfactory to Kendle in form and substance from counsel reasonably satisfactory to Kendle by reason of experience to the effect that the holder may transfer Kendle Shares as desired without registration under the Securities Act.

         (f) OPENING BALANCE SHEET AUDIT.

         Not later than twenty (20) days after the Closing Date, CPR shall deliver to Kendle an estimated unaudited balance sheet (the "Opening Balance Sheet") for the period ended as of the Closing Date which reflects a minimum Net Working Capital amount of Six Hundred Twenty Five Thousand Dollars ($625,000). Kendle's independent public auditors ("Kendle Auditors") shall audit the Opening Balance Sheet provided by CPR and deliver to CPR and Kendle no more than sixty (60) days after the Closing a copy of their report thereof (the "Report"). Should the Kendle Auditors determine that the Net Working Capital on the Closing Date (the amount so determined being hereinafter referred to as the "Kendle Net Working Capital Amount") is less than Six Hundred Twenty Five Thousand Dollars ($625,000), then CPR shall pay to Kendle in cash, on a dollar-for-dollar basis the difference between the Kendle Net Working Capital Amount and Six Hundred Twenty Five Thousand Dollars ($625,000) within thirty (30) days after receiving such Report. Should the Kendle Auditors determine that the Net Working Capital on the Closing Date is greater than Six Hundred Twenty Five Thousand Dollars ($625,000), then Kendle shall pay to CPR in cash, on a dollar-for-dollar basis, the difference between the Kendle Net Working Capital Amount and Six Hundred Twenty Five Thousand Dollars ($625,000) within thirty (30) days after receiving such Report. Notwithstanding the provisions of this Section 6(f) to the contrary, if CPR disputes the Kendle Net Working Capital Amount, and delivers to Kendle within fifteen (15) days of his receipt of the Report a letter specifying in reasonable detail CPR's objections to the determination of the Kendle Net Working Capital Amount, (a) the parties shall try to in good faith resolve the matters set forth in CPR's letter and if the parties fail to reach an agreement in good faith on or before the fifteenth (15th) day after receipt by Kendle of CPR's letter then the dispute shall be referred for final binding resolution to a mutually acceptable partner at a mutually acceptable firm of certified public accountants ("Independent Auditors") (whose determination shall be made in accordance with GAAP and shall be conclusive and binding on the parties), and (b) no payment shall be due hereunder on the 30th day following receipt of the Report, but CPR shall pay to Kendle or Kendle shall pay to CPR, as appropriate, the difference, if any, between the Kendle Net Working Capital Amount, as modified, by the final determination of the Independent Auditors, and Six Hundred Twenty Five Thousand Dollars ($625,000) within thirty (30) days of such final determination. If the dispute is resolved by the Independent Auditors in favor of CPR, Kendle shall pay the costs and fees charged by the Independent Auditors in connection with such resolution; if the dispute is resolved by the Independent Auditors in favor of Kendle, CPR shall pay the costs and fees charged by the Independent Auditors in connection with such resolution.

         (g) WHITE PAPER.

         Not later than sixty (60) days after the Closing Date, Kendle shall have received from CC a white paper describing in reasonable detail the investigations, research, projections, evaluations and conclusions with respect to the possible geographic and other expansion of CPR. This paper will include, at a minimum, the cities considered, the parameters used to evaluate locations, the reasons why the parameters were chosen and the analysis for each of the sites considered. All materials and documents gathered and prepared during this investigation shall be attached as appendices to this white paper.

         (h) NON-COMPETITION COVENANT.

         For a period of four (4) years from and after the Closing Date (the "Non-Competition Term") CPR shall not, directly or indirectly, as a consultant, principal, partner, member, shareholder or otherwise, other than on behalf of Kendle or its subsidiaries or assigns, successors or transferees or for its or their benefit: (i) engage in the business of a contract research organization (within the meaning of 21 CFR Part 312.3 as in effect on the date hereof), providing clinical research, pharmacological research and drug development services to pharmaceutical and biotechnology companies or engage in the business of providing regulatory consulting services to pharmaceutical, medical devices and food products companies (the "Business") in any state of the United States of America or in any other jurisdiction or country outside the United States of
America: (x) in which CPR or any of its subsidiaries or affiliates conducted business or had operations immediately prior to consummation of the transactions contemplated by the APA; or (y) in which Kendle, at any time during the Non-Competition Term, engages in the Business (the "Territory"); or (ii) solicit or accept orders that relate specifically to the Business from any customer or active potential customer of CPR existing on the Closing Date; or (iii) hire, solicit or endeavor to entice away from Kendle any person who is or was employed by Kendle at any time during the Non-Competition Term or approach any such person for any such purpose or authorize or knowingly cooperate with the taking of any such action by any other individual, person or entity; provided, however, that the parties acknowledge and agree that CPR shall be permitted to own legally or beneficially securities only that are listed on a national securities exchange or traded actively in the over-the-counter market having no more than five percent (5%) of the outstanding equity or voting power of any Person that is engaged in the Business, and, provided further, that CPR may be shareholder of CPRC or any successors in interest of CPRC to the extent that CPRC is engaged in the business of performing post-marketing data collection, patient surveys, clinical database development for Phase IIIB and Phase IV services only, clinical website development, physician and pharmacy call center services, patient, pharmacist and physician education services and patient registry services for the pharmaceutical and biotechnology industries, including, without limitation, for Mylan and its affiliates (the "CPRC Business") and that CPRC may continue to conduct the CPRC Business as described above and CPRC may continue to market and solicit the services of Mylan and other Persons in the pharmaceutical and biotechnology industries only in connection with the conduct of the CPRC Business.

         (i) PAYMENT OF EXCLUDED LIABILITIES AND ASSURED LIABILITIES.

         CPR shall pay and discharge on a timely basis all Excluded Liabilities consistent with past practice. CPR shall have the right to dispute in good faith the timely payment of any Excluded Liability as long as CPR provides notice to Kendle not later than ten (10) days from the date that CPR becomes aware of an Excluded Liability that it intends to dispute in good faith. Kendle shall pay and discharge on a timely basis all Assumed Liabilities consistent with past practice. Kendle shall have the right to dispute in good faith the timely payment of any Assumed Liability as long as Kendle provides notice to CPR not later than ten (10) days from the date that Kendle becomes aware of an Assumed Liability that it intends to dispute in good faith.

         (j) CPR CASE REPORT DOCUMENTS.

         Kendle acknowledges that it shall receive, as part of the Acquired Assets, all of the documentation necessary to complete case report forms, including without limitation, informed consents, existing up to and including the Closing Date (the "CPR Case Report Documents"). In the event that Kendle elects at any time and from time to time after the Closing Date to destroy any of the CPR Case Report Documents, Kendle shall provide to TC written notice of Kendle's intent to destroy part of the CPR Case Report Documents (the "Destruction Notice"). TC shall have the right to take title to and possession of any CPR Case Report Documents subject to the Destruction Notice by providing written notice to Kendle within 30 days after receipt of the Destruction Notice, and Kendle shall cause such CPR Case Report Documents to be transferred to TC.

         7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF KENDLE.

                  The obligation of Kendle to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (i) the representations and warranties set forth in sec. 4 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) CPR and each of the Sellers shall have performed and complied in all material respects with all of its or his, as the case may be, covenants hereunder through the Closing;

                    (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Kendle to own the Acquired Assets, or (D) affect adversely the right of CPR to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (iv) CPR shall have delivered to Kendle a certificate to the effect that each of the conditions specified above in sec. 7(a)(i)-(iii) is satisfied in all respects;

                    (v) CPR shall have executed certificates, assignments, bills of sale and other documentation reasonably satisfactory to Kendle and its counsel for the purpose of delivering, transferring, assigning and conveying to Kendle the Acquired Assets;

                    (vi) Kendle and TC shall have entered into a one (1) year renewable consulting agreement substantially in the form of Exhibit D hereto ("Consulting

          Agreement") and Kendle and CC shall have entered into a three (3) month Consulting Agreement;

                    (vii) each of the CPR Shareholders shall have executed and delivered the Non-Competition and Non-Disclosure Covenant in the form of Exhibit E hereto (the "Covenant");

                    (viii) no material adverse change in the business, assets, liabilities, income, financial condition or business prospects of CPR ("CPR Material Adverse Change") shall have occurred; provided, however, if a CPR Material Adverse Change shall have occurred, Kendle and CPR shall negotiate in good faith with respect to a reasonable adjustment of the Purchase Price. If agreement is not reached with respect to such an adjustment within twenty (20) days, either party may terminate this Agreement for failure of a condition precedent;

                    (ix) the Parties shall have received all other authorizations, consents, and approvals (the "Approvals") of governments and governmental agencies referred to in sec. 4(c) above and all Approvals of third parties to material agreements, leases, licenses, contracts, instruments and other arrangements that require or contemplate such Approvals in connection with the consummation of the transactions contemplated hereby;

                    (x) Kendle shall have received from counsel to CPR an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Kendle, and dated as of the Closing Date;

                    (xi) Kendle, CC and CPRC shall have executed the Right of First Offer Agreement in the form of Exhibit G hereto;

                    (xii) all holders of any options or other rights to purchase any securities of CPR shall fully exercise such options or other rights and convey, transfer and assign all such securities of CPR to Sellers prior to the Closing;

                    (xiii) all actions to be taken by CPR and the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Kendle;

                    (xiv) CPR shall have received from CC and CPRC a written commitment to change the name of CPRC to a new name that in no way reflects or intimates either of the names "Clinical and Pharmacologic Research" or "CPR" (collectively, the "Names"). Such commitment shall include an agreement (i) to make all appropriate filings with the appropriate Secretaries of State to give full force and legal effect to such name change not later than fifteen (15) days after the Closing Date, and (ii) to cease any and all incidental uses of the Names by CC and CPRC not later than April 30, 2002. CPR shall deliver to Kendle a similar commitment on CPR's own behalf with respect to the Names; and

                    (xv) Each of the Sellers, Yolanda F. Williams, J. Hiller Hardie and Jennifer M. Ogden shall execute the Investor Letter in the form attached hereto as Exhibit H.

Kendle may waive any condition specified in this sec. 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF CPR AND THE SELLERS.

         The obligation of CPR and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in sec. 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Kendle shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) Kendle shall have delivered to CPR a certificate to the effect that each of the conditions specified above in sec. 7(b)(i)-(iii) is satisfied in all respects;

               (v) Kendle shall have delivered the Note and the Closing Shares;

               (vi) Kendle shall have executed and delivered, and shall cause the escrow agent to execute and deliver, the Escrow Agreement;

               (vii) Kendle shall have executed and delivered the Registration Rights Agreement in the form of Exhibit I hereto;

               (viii) TC and CC shall have executed and delivered the Consulting Agreements;

               (ix) no material adverse change in the business, assets, liabilities, income, financial condition or business prospects of Kendle ("Kendle Material Adverse Change") shall have occurred; provided, however, that if a Kendle Material Adverse Change shall have occurred, CPR and Kendle shall negotiate in good faith with respect to a reasonable adjustment to the Purchase Price. If agreement is not reached with respect to such an adjustment within twenty (20) days, either Party may terminate this Agreement for failure of a condition precedent;

               (x) the Parties shall have received all Approvals of governments and governmental agencies referred to in sec. 4(c) above;

               (xi) CPR shall have received from counsel to Kendle an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to CPR, and dated as of the Closing Date; and

               (xii) all actions to be taken by Kendle in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CPR.

The Sellers may waive any condition specified in this sec. 7(b) if he executes a writing so stating at or prior to the Closing.

         8. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  All of the representations and warranties of CPR contained in sec. 4(c)-(d), sec. 4(f)-(j), sec. 4(l)-(u) and sec. 4(w)-(y) above shall survive the Closing hereunder and continue in full force and effect through and until the second anniversary of the Closing Date; PROVIDED, however, that the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the CPR contained in sec. 4(a), sec. 4(b), sec. 4(e), sec. 4(k) and sec. 4(v) above) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of Kendle contained in this Agreement shall survive the Closing hereunder and continue in full force and effect through and until the second anniversary of the Closing Date; provided, however that the representations and warranties contained in sec. 3(b) and sec. 3(d) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF KENDLE.

                      (i) In the event CPR breaches any of its representations, warranties, and covenants contained herein (other than the covenants in sec. 2(a) above and the representations and warranties in sec. 4(a) and sec. 4(e) above), and, if there is an applicable survival period pursuant to sec. 8(a) above, provided that Kendle makes a written claim for indemnification against CPR pursuant to sec. 11(h) below within such survival period, then each of the Sellers jointly and severally agrees to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In addition, provided that Kendle makes a written claim for indemnification against CPR pursuant to sec. 11(h) below within the applicable survival period, then each of the Sellers jointly and severally agrees to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the Excluded Liabilities (or any of them).

                  (ii) In the event CPR breaches any of its covenants in sec. 2(a) above or any of its representations and warranties in sec. 4(a) and sec. 4(e) above, and, if there is an applicable survival period pursuant to sec. 8(a) above, provided that Kendle makes a written claim for indemnification against CPR pursuant to sec. 11(h) below within such survival period, then each of the Sellers jointly and severally agrees to indemnify Kendle from and against the entirety of any Adverse Consequences Kendle may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Kendle may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.

                      (i) In the event Kendle breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to sec. 8(a) above, provided that CPR or any of the Sellers makes a written claim for indemnification against Kendle pursuant to sec. 11(h) below within such survival period, then Kendle agrees to indemnify each of the Sellers or CPR, as the case may be, from and against the entirety of any Adverse Consequences any of the Sellers or CPR, as the case may be, may suffer through and after the date of the claim for indemnification (including any Adverse Consequences any of the Sellers or CPR, as the case may be, may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). In addition, provided that CPR or the Sellers make a written claim for indemnification against Kendle pursuant to sec. 11(h) below within the applicable survival period, then Kendle agrees to indemnify CPR or the Sellers, as the case may be, from and against the entirety of any Adverse Consequences CPR or the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the Assumed Liabilities (or any of them).

                  (d) MATTERS INVOLVING THIRD PARTIES.

                      (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this sec. 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing;

         PROVIDED, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                      (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                      (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with sec. 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                      (iv) In the event any of the conditions in sec. 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this sec. 8.

                  (e) DETERMINATION OF ADVERSE CONSEQUENCES.

         The Parties shall take into account the time cost of money (using the Prime Rate as then reported in the Midwest edition of the WALL STREET JOURNAL as the interest rate) in determining Adverse Consequences for purposes of this sec.
8. All indemnification payments under this sec. 8 shall be deemed adjustments to the Purchase Price.

         (f) [Intentionally deleted].


         (g) OTHER INDEMNIFICATION PROVISIONS.

         Except with respect to claims involving fraud or intentional breach or inaccuracies with respect to the representations, warranties or covenants of a Party, the foregoing indemnification provisions are exclusive and no other statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party might otherwise have with respect to the transactions contemplated by this Agreement shall be available to such entity.

         (h) LIMITATIONS ON INDEMNIFICATION.

         Except in the case of fraud or intentional breach or inaccuracies with respect to the representations, warranties or covenants of an Indemnifying Party contained in this Agreement, such Indemnifying Party shall not be required to indemnify any Indemnified Party under sec. 8(b) unless the aggregate of all amounts for which indemnity would otherwise by payable by the Indemnifying Party pursuant to sec. 8(b) exceeds Forty Thousand Dollars ($40,000.00) (the "Deductible Amount") and, in such event, the Indemnifying Party shall be responsible to pay for all Adverse Consequences in excess of the Deductible Amount. Except with respect to the Excepted Provisions (defined below), the maximum aggregate liability of the Sellers for indemnification under Section 8 of this Agreement or any other provision of this Agreement or otherwise in connection with the transactions contemplated by this Agreement shall be limited to sum of (i) the aggregate original principal amounts of all Notes outstanding as of the Closing Date issued pursuant to this Agreement and (ii) the Kendle Shares deposited on the Closing Date with Fifth Third Bank pursuant to the Escrow Agreement (the "Maximum Indemnification Obligation"); provided, however, that the Maximum Indemnification Obligation shall not be applicable to limit the maximum aggregate liability of CPR or the Sellers for indemnification for breaches in representations or warranties contained in sec. 4(e), sec. 4(k) or sec. 4(v) hereof (collectively, the "Excepted Provisions"), the maximum aggregate liability for breach of such Excepted Provisions being the Purchase Price.

         9. TAX COVENANTS.

         CPR shall cause to be timely and properly prepared and executed, and timely filed, all income Tax Returns of CPR relating to all taxable periods of CPR ending on or before the Closing Date, and CPR shall be responsible for the timely payment of all taxes to which such Tax Returns relate. All such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with past practice with respect to CPR to the extent permitted under applicable law and at the expense to CPR. CPR shall provide a copy of any such Tax Return to Kendle at least fifteen (15) days prior to the filing thereof for its reasonable review and comment.

         10. TERMINATION.

               (a) TERMINATION OF AGREEMENT.

               Certain of the Parties may terminate this Agreement as provided below:

                  (i) Kendle and CPR may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Kendle and CPR may terminate this Agreement if the Market Value of a Kendle Share is less than Fourteen Dollars ($14.00) per Kendle Share on the terms set forth in sec. 2(b) above;

                  (iii) Kendle may terminate this Agreement by giving written notice to CPR on or before the 30th day following the date of this Agreement if Kendle is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding CPR and its Subsidiaries;

                  (iv) Kendle may terminate this Agreement by giving written notice to CPR at any time prior to the Closing (A) in the event CPR or any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Kendle has notified CPR and the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 28, 2002, by reason of the failure of any condition precedent under sec. 7(a) hereof (unless the failure results primarily from Kendle itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (v) CPR may terminate this Agreement by giving written notice to Kendle at any time prior to the Closing (A) in the event Kendle has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CPR has notified Kendle of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 28, 2002, by reason of the failure of any condition precedent under sec. 7(b) hereof (unless the failure results primarily from CPR or any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION.

         If any Party terminates this Agreement pursuant to sec. 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

    11. MISCELLANEOUS.

         (a) NATURE OF CERTAIN OBLIGATIONS.

         The covenants of CPR in sec. 2(a) above concerning the sale of the Acquired Assets to Kendle and the representations, warranties, and covenants in this Agreement are joint and several obligations as to the Sellers. This means that each Seller will be responsible to the extent provided in sec. 8 above for the entirety of any Adverse Consequences Kendle may suffer as a result of any breach thereof.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

         No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Kendle and CPR; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith after consultation with counsel is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

         (c) NO THIRD-PARTY BENEFICIARIES.

         This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) ENTIRE AGREEMENT.

         This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) SUCCESSION AND ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Kendle and CPR; PROVIDED, HOWEVER, that Kendle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Kendle nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES.

         All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to CPR or the Sellers:       THOMAS S. CLARK, M.D.
                                         Seneca View
                                         RR-4
                                         Box 161-H
                                         Bruceton Mills, WV 26525
                                         Attention: Dr. Thomas S. Clark, M.D.

         with a required copy
         (which shall not constitute
         notice) to:                     REED SMITH LLP
                                         435 Sixth Avenue
                                         Pittsburgh, PA 15219
                                         Attention: Frank T. Guadagnino, Esq.

         If to Kendle:                   KENDLE INTERNATIONAL INC.
                                         441 Vine Street
                                         700 Carew Tower
                                         Cincinnati, Ohio  45202
                                         Attention:  Paul F. Ritter, Esq.
                                                     Vice President, Secretary
                                                     & General Counsel
                                         Attention:  Rafael Mancera
                                                     Senior Director of M&A
         with a required copy
         (which shall not constitute
         notice) to:                     KEATING, MUETHING & KLEKAMP, P.L.L.
                                         One East Fourth Street
                                         1400 Provident Tower
                                         Cincinnati, Ohio  45202
                                         Attention:  Edward E. Steiner, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

         (j) AMENDMENTS AND WAIVERS.

         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Kendle and CPR. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) SEVERABILITY.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES.

         Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) CONSTRUCTION.

         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES.

         The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) SPECIFIC PERFORMANCE.

         Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in sec. 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (p) SUBMISSION TO JURISDICTION.

         Each of the Parties submits to the non-exclusive jurisdiction of any state or federal court sitting in Hamilton County, Ohio or Monongalia County, West Virginia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in sec. 10(h) above. Nothing in this sec. 10(p), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         (Remainder of page intentionally blank; signature page follows)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       KENDLE INTERNATIONAL INC.,


                                       By: /s/ Paul F. Ritter
                                          --------------------------------------
                                                Name:  Paul F. Ritter
                                                Title: Vice President, Secretary
                                                       and General Counsel


                                       CLINICAL AND PHARMACOLOGIC
                                       RESEARCH, INC.


                                       By: /s/ Thomas S. Clark
                                          --------------------------------------
                                                Name:  Thomas S. Clark
                                                Title: CEO

                                       THE SELLERS:

                                           /s/ Thomas S. Clark
                                       -----------------------------------------
                                       THOMAS S. CLARK, M.D.


                                           /s/ Charles T. Clark
                                       -----------------------------------------
                                       CHARLES T. CLARK


                                           /s/ E. Stuart Clark
                                       -----------------------------------------
                                       E. STUART CLARK